Exhibit 3C

FIRST AMENDMENT
TO
THE PARTNERSHIP AGREEMENT
OF
DAVIDSON DIVERSIFIED REAL ESTATE II, L.P.

This FIRST AMENDMENT TO THE PARTNERSHIP AGREEMENT OF DAVIDSON DIVERSIFIED REAL ESTATE II, L.P., dated as of May 21, 2008 (this "Amendment"), is made by Davidson Diversified Properties, Inc., a Tennessee corporation (the "Managing General Partner"). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).

WHEREAS, Davidson Diversified Real Estate II, L.P., a Delaware limited partnership (the "Partnership"), is governed pursuant to the terms of that certain Partnership Agreement of Davidson Diversified Real Estate II, L.P., dated as of June 11, 1984 (the "Partnership Agreement"); and

WHEREAS, the Managing General Partner has determined that this Amendment is in the best interests of the Partnership and Limited Partners, and a majority in interest of the Limited Partners of the Partnership have approved this Amendment.

NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

1.             Amendment to the Partnership Agreement.

(a)  The Partnership Agreement is hereby amended by the addition of a new Article XXIII, which will read in its entirety as follows:

"XXIII. SERIES OF LIMITED PARTNERSHIP INTERESTS

Notwithstanding any other provision of this Agreement, the Managing General Partner is hereby authorized to amend this Agreement and the Certificate of Limited Partnership at any time, and from time to time, as it determines, in its sole discretion, may be necessary or desirable to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property, in accordance with Section 17-218 of the Delaware Revised Uniform Limited Partnership Act. Without limitation of the foregoing, the Managing General Partner shall be authorized to adopt amendments that provide for any or all of the following:

  All income, earnings, profits and proceeds from the series property, including any proceeds derived from the refinancing, sale or other disposition of such property, and any funds or payments derived from any reinvestment of such proceeds, shall be allocated solely to such series for all purposes, and shall be so recorded upon the books of account of the Partnership.
  Separate and distinct books and records shall be maintained for each series, and the assets and liabilities associated with a particular series shall be held and accounted for separately from the other assets of the Partnership and other series.
  If there are any assets, income, earnings, profits, proceeds, funds or payments that are not readily identifiable as belonging to any particular series, the Managing General Partner shall allocate them among any one or more of the series in such manner and on such basis as the Managing General Partner, in its sole discretion, deems fair and equitable, which determination shall be conclusive and binding on the Limited Partners of all series for all purposes.
  The assets belonging to a particular series shall be charged solely with the liabilities of the Partnership in respect of such series and all expenses, costs, charges and reserves attributable to such series. Any general liabilities, expenses, costs, charges or reserves of the Partnership that are not readily identifiable as belonging to any particular series shall be allocated and charged by the Partnership to and among one or more of the series in such manner and on such basis as the Managing General Partner, in its sole discretion, deems fair and equitable, which allocation shall be conclusive and binding on the Limited Partners of all series for all purposes.
  No Limited Partner of any series will have any claim on or any right to any assets allocated to or belonging to any other series.
  At the time a series of limited partnership interest is established, a separate capital account shall be established on the books of each series for each Limited Partner which shall initially consist of that portion of such Limited Partner's existing capital account that relates to the series property. Thereafter, the capital account of each Limited Partner in that series shall be adjusted in the manner set forth in the Agreement, but only with respect to (i) capital contributions to such series, (ii) allocations of profit and loss relating to the series, and (iii) distributions paid in respect of such series."

2.              Miscellaneous.

(a)  Effect of Amendment.In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

               (b)  Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

              (c)  Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.

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IN WITNESS WHEREOF, the Managing General Partner has executed this Amendment as of the date first set forth above.

DAVIDSON DIVERSIFIED PROPERTIES, INC.

/s/Brian J. Bornhorst

Name:   Brian J. Bornhorst

Title:     Vice President